Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated July 2, 2024 except for Note 9 as to which the date is August 14, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated statements of financial position of BeLive Holdings and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2023 and 2022, and January 1, 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC

Singapore

October 2, 2024